Employment Offer 15 November 2017

Parscale Digital, Inc.
321 6th St.
San Antonio, TX 78215

Kori Ashton

Dear Mrs. Ashton,

Please consider this letter as an official offer of employment for a full-time Chief Strategy Officer position with Parscale Digital, Inc. We are offering you a base salary of $110,000, which will be subject to deductions for taxes and other withholdings as required by law, or the policies of the company. The company's payroll is on a bi-weekly basis; please see the compensation breakdown below:

Annual pay	$	110,000.00 (26 pay periods)
Bi-weekly pay	$	$4,231 (80 hours)
Weekly pay	$	$2,115 (40 hours)

If you accept this offer, you will also receive employee benefits such as health insurance and company paid time off (vacation, holiday, and sick).

As an employee, you will receive ten paid holidays in a full calendar year, determined annually by the company. Health, dental, and vision insurance will begin on January 1, 2018.

Vacation days will accrue per pay period. You can take vacation you have not yet accrued, with the understanding that it reduces existing/future accruals by the number of days you take.

Employed 0-2 years: 10 days paid vacation annually, 3.077 hrs per pay period
Employed 3+ years: 12 days paid vacation annually, 3.692 hrs per pay period

Sick days will accrue at a rate of 1.54 hrs per pay period with a maximum of 5 paid days annually.

You will report directly to the Company's President.

All employee benefits are subject to periodic company review and can be changed with or without notice. We prefer your work hours to be from 9:00 a.m. – 6:00 p.m. with a maximum of an hour lunch in between. However, you may discuss your individual work schedule with your superior. You will be working from San Antonio office located at: 321 6th St. San Antonio, TX 78215.

Upon signing this document you acknowledge that this employment offer letter, together with the applicable provisions of the Agreement and Plan of Merger (the "merger Agreement") between and among WebTegrity, LLC, Kori Ashton, CloudCommerce, Inc. and Parscale Digital, Inc. represents the entire agreement between you and Parscale Digital, Inc. and that no other agreements, promises, or representations that are not specifically stated in this employment offer letter por the Merger Agreement, are or will be binding upon Parscale Digital, Inc.

As part of this position, you will be granted up to $3,000 per year for travel expense for WordCamp speaking opportunities.

You are also eligible to participate in Parscale Digital, Inc.'s Bonus Program (this plan will be subject to review and revision after 12 months), as follows:

Digital Marketing Division	Current 12 month forecast with existing book of Parscale Customers	Conservative 12 month projections adding WebTegrity digital marketing revenue and some new business in the pipeline
Gross Revenue	$800,000	$1,600,000
Net Profit	$144,000	$288,000
Base Salary	$110,000	
Commission on Net Profit	16%	
Annual Commission cap	$90,000	
Commission payment period	Quarterly	

Your employment will be subject to the covenant not to compete, as specified in Article 2 of the Merger Agreement.

If you are in agreement with the above employment offer details, please sign below and return the employment offer to us.

November 15, 2017

Candidate's Signature

Date